Exhibit K
                               Balch & Bingham LLP
                             1901 Sixth Avenue North
                            Birmingham, Alabama 35203
                                  205-226-3436


                                 October 7, 2002


Securities and Exchange Commission
Washington, DC 20549

RE:      Statement on Form U-1
         of Alabama Power Company
         (herein called the "Company") et al.
         File No. 70-8461

Ladies and Gentlemen:

We have read the statement on Form U-1, as amended, referred to above and are furnishing this opinion with respect to the issuance and sale by Alabama Power Capital Trust IV and Alabama Power Capital Trust V of their respective issues of Trust Preferred Securities and the related issuance by the Company of its Guarantee and Junior Subordinated Notes (all as defined therein) related to each issue.

We are of the opinion that:

(a) the Company is validly organized and duly existing as a corporation under the laws of the State of Alabama;

(b) the subject transactions have been consummated in accordance with such statement on Form U-1, as amended;

(c)  all state laws applicable to such transactions have been complied with;

(d) the Company's obligations with respect to the Guarantees and the each issue of Junior Subordinated Notes are valid and binding obligations of the Company in accordance with their terms; and

(e) the consummation of the transactions did not violate the legal rights of the holders of any securities issued by the Company or any associate company thereof.

We hereby give our written consent to the use of this opinion in connection with the above-mentioned statement on Form U-1, as amended, and to the filing thereof with the Commission at the time of the filing by the Company of its certificate pursuant to Rule 24.

                                           Very truly yours,

                                           /s/Balch & Bingham LLP